Exhibit 23.1

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #21-14 International Plaza Singapore, 079903 Email: contact@onestop-audit.com Website: www.onestop-audit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form F-1 of our report dated June 18, 2026, except for Note 3, as to which the date is August 28, 2026, with respect to the consolidated financial statements of Skubbs Holdings Limited and its subsidiaries appearing in its Registration Statement on Form F-1 for the years ended December 31, 2025 and 2024.

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Onestop Assurance PAC

Singapore

August 28, 2026